Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 26 to the 1933 Act Registration Statement (Form N-6 No. 333-141769) and Amendment No. 54 to the 1940 Act Registration Statement (Form N-6 No. 811-09257), and to the use therein of our reports dated (a) April 1, 2021, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 8, 2021, with respect to the financial statements of LLANY Separate Account S for Flexible Premium Variable Life Insurance for the registration of an indefinite number of units of interest in variable life insurance contracts.

Philadelphia, Pennsylvania

April 8, 2021